Exhibit 35.2
SERVICER COMPLIANCE STATEMENT
Discover Financial Services LLC
Discover Card Master Trust I
     The undersigned, a duly authorized representative of Discover Financial Services LLC (“DFS”), pursuant to the First Revised Service Agreement dated May 17, 2000, as amended, by and between DFS (formerly Discover Financial Services, Inc.) and Discover Bank (formerly Greenwood Trust Company) (the “Agreement”) hereby certifies that:
(a)	A review of the activities of DFS during the fiscal year ended November 30, 2006 and of its performance under the Agreement was made under my supervision.

(b)	To the best of my knowledge, based on such review, DFS has fulfilled all of its obligations in all material respects under the Agreement throughout the fiscal year ended November 30, 2006.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 2nd day of February 2007.

By:	/s/ Roger Hochschild
Roger Hochschild
President and Chief Operating Officer

Discover Financial Services LLC, Servicer of Discover Card Master Trust I